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EXHIBIT 10.3

SECOND AMENDED AND RESTATED PROMISSORY NOTE

$20,000,000.00	Date: June 8, 2001

Oxnard, California

    THIS SECOND AMENDED AND RESTATED PROMISSORY NOTE (THIS "NOTE") SUPERSEDES AND REPLACES THAT CERTAIN AMENDED AND RESTATED NOTE DATED MAY 19, 1998 (THE "PRIOR AMENDED NOTE"), MADE BY LTC HEALTHCARE, INC., A NEVADA CORPORATION (FORMERLY KNOWN AS LTC EQUITY HOLDING COMPANY, INC.), AS MAKER ("MAKER"), IN FAVOR OF LTC PROPERTIES, INC., A MARYLAND CORPORATION, AS PAYEE ("PAYEE") WHICH PRIOR AMENDED NOTE SUPERSEDED AND REPLACED THAT CERTAIN PROMISSORY NOTE DATED MARCH 30, 1998 MADE BY MAKER IN FAVOR OF PAYEE, IN THE MAXIMUM PRINCIPAL AMOUNT OF EIGHT MILLION DOLLARS ($8,000,000.00) (THE "ORIGINAL NOTE").

    As of the date hereof, Maker certifies, acknowledges and agrees the outstanding principal balance of the Original Note, as amended by the Prior Amended Note, is $17,385,630.01, as of April 30, 2001. Accordingly, the principal balance under this Note, as of the date hereof, is $17,334,537.01. As of April 30, 2001, interest on the Original Note, as amended by the Prior Amended Note, in the amount of $1,367,050.44, is past due and owing, and is grounds for the declaration of an event of default thereunder and the imposition of late charges, other fees and remedies in accordance with such documents and applicable law. Such interest, which amount has increased in accordance with the terms of the Prior Amended Note since April 30, 2001, remains past due and owing. Maker has requested, and Payee has agreed, to forebear from exercising Payee's rights and remedies, including the right to accelerate the Loan and the imposition of late charges, until June 30, 2002, with respect to, and only with respect to, the failure to pay interest past due and owing, at which time Payee shall be entitled to exercise any and all remedies available to Payee with respect to such past due interest if not paid. Maker further certifies, acknowledges and agrees that even though Payee has agreed to forebear from exercising its rights and remedies with regard to the event of default arising from Maker's failure to make such interest payments as and when due, Payee has not waived Payee's right to declare an event of default, and exercise all rights and remedies available in connection with any other defaults under the Original Note, as amended by the Prior Amended Note, all of which rights are expressly reserved. Moreover, to the extent Payee accelerates the obligations of Maker under this Note prior to June 30, 2002 as a result of an Event of Default, Change of Control or otherwise, any and all interest due and owing, and any late charges or other fees associated therewith, shall immediately be reinstated and likewise accelerated.

    Payee and certain of its wholly-owned subsidiaries, as landlord, and certain wholly owned subsidiaries of Maker (hereinafter "Subsidiaries"), as lessee, are parties to certain leases. Maker's Subsidiaries have failed to make rental payments as and when due up through June 30, 2001 under such leases in the total amount of $3,746,483.25, and has requested, and Payee has agreed, to forbear from exercising Payee's rights and remedies under such leases with respect to such rental payments. For good and valuable consideration, including without limitation, Payee's agreement to forbear from exercising its rights and remedies under the Original Note, as amended by the Prior Amended Note, and such leases, Maker is executing and delivering this Note to Payee and agreeing to amend such leases as more particularly set forth in such lease amendments.

    In installments as herein stated, for value received, Maker hereby promises to pay to the order of Payee, at Payee's principal place of business in Oxnard, California, or such other place as Payee may from time to time designate, the principal sum of Twenty Million Dollars ($20,000,000.00), or so much thereof as may have been advanced, with interest accruing on the principal amount from time to time outstanding from the date hereof to and including the Maturity Date (as defined below) at a rate equal to the lesser of (i) Ten Percent (10%) per annum, or (ii) the Highest Lawful Rate (as hereinafter defined in Section 14, below). Principal and interest shall be payable as more particularly set forth below. All principal and accrued but unpaid interest shall be due on or before April 1, 2008 (the "Maturity Date"). Principal, interest and all other sums due hereunder shall be payable in lawful money of the United States.

    Subject to the limitations described in Section 4 hereof, Maker desires to obtain a secured line of credit from Payee to enable Maker to borrow, from time to time, sums up to, but not exceeding, in the aggregate the principal sum of Twenty Million Dollars ($20,000,000.00). Accordingly, this Note represents funds that have been or will, subject to the terms hereof, be advanced to Maker in a series of disbursements that will be made, from time to time, up to, but not exceeding, in the aggregate the principal amount of Twenty Million Dollars ($20,000,000.00). As a condition to Payee's obligation to make each and every disbursement hereunder, Payee shall receive a request for advance setting forth the desired amount of the advance and specifying the wiring instructions to which the advance should be sent (or other method of delivery) not later than ten (10) business days prior to the date on which Maker wishes to receive the funds. No request for any such advance shall be for an amount less than One Hundred Thousand Dollars ($100,000.00).

    1.  Payments

      (a)  Payments of Interest.  Payments of interest only under this Note shall be made in arrears in monthly installments, without set-off, deduction, demand or notice of any kind or nature whatsoever, on the 1st day of each calendar month commencing on July 1, 2001 (each, a "Payment Date"), in an amount equal to the accrued but unpaid interest for the immediately preceding one-month period on the principal amount outstanding from time to time.

      (b)  Payments on Maturity Date.  Assuming no acceleration by Payee and no prepayment in full of the Loan by Maker, on the Maturity Date, Maker shall pay to Payee the entire outstanding principal balance, accrued and unpaid interest and any and all other outstanding charges, fees or amounts owing to Payee by Maker under this Note.

    2.  Prepayments.  Maker shall have the right to prepay all or any part of the principal balance of this Note any time without premium, penalty, or charge of any kind whatsoever; provided, however, there shall be no discount of any kind for any prepayment.

    3.  Security Documents.  This Note is secured by, among other things, certain mortgages, assignments, security agreements and/or other security instruments given by Maker in favor of Payee (as the same may be amended, supplemented or restated from time to time, the "Security Documents"). Reference is made to the Security Documents for a description of the collateral provided for therein and the rights of Payee with respect to such collateral.

    4.  Restrictive Covenants.  Maker hereby covenants and agrees with Payee that, for so long as the obligations of Maker under this Note remain outstanding, or Payee has any obligation to make advances under the Note, Maker will comply with all of the following:

      (a) Maker will not, and will not permit any subsidiary of Maker to, create, assume, incur or suffer to exist any lien or encumbrance of any kind, upon all or any portion of the Collateral (as defined in the Security Documents).

      (b) Maker will not use the proceeds available under this Note for any purposes other than: (i) working capital, or (ii) for such other purposes Payee, in it sole and absolute discretion, approves in writing.

      (c) Maker will not, and will not permit any subsidiary to, directly or indirectly, incur, create, issue, assume, purchase or suffer to exist any debt, other than debt under this Note.

      (d) Maker will not, and will not permit any subsidiary to (i) lease, assign or sell all or substantially all of its property or business to any other Person (as hereinafter defined), (ii) merge or consolidate with or into any other Person, (iii) purchase or lease or otherwise acquire all or substantially all of the assets of any other Person, (iv) sell, transfer, pledge or otherwise dispose of capital stock in any of its subsidiaries, (v) liquidate, suspend or dissolve its business operations, (vi) change its name, identity or corporate, partnership or other structure, or (vii) change the current principal place of business or chief executive office, in each case without the prior written consent of Payee.

    5.  Change of Control.  Notwithstanding anything to the contrary contained herein, upon a Change of Control (as hereinafter defined) Payee may, in its sole discretion, declare the entire balance of principal and interest hereon immediately due and payable, together with all applicable charges and payments due hereunder, all costs of collection, including reasonable attorneys' fees and all other costs and expenses incurred, and shall have all remedies available under the Security Documents, at law or in equity. In addition, if Payee, in Payee's sole but good faith business judgment, believes a Change of Control is reasonably likely to occur, Payee shall be under no further obligation to honor draw requests hereunder, whether theretofore or thereafter given. For purposes of this Note, a "Change of Control" shall mean and include (i) the sale by Maker and/or any subsidiary of all or substantially all of the assets of Maker and its subsidiaries taken as a whole, (ii) any Acquisition by any person or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (a "Group") of 30% or more of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board of Directors of the Company, (iii) any Acquisition by any person or Group of the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of Maker, through beneficial ownership of the capital stock or otherwise, or, (iv) a majority of the members of the Board of Directors of Maker cease to be Continuing Directors (as hereinafter defined). As used herein, "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Maker who (i) was a member of the Board of Directors of Maker on the date of this Note, or (ii) was nominated for election or elected to such board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election. For the purposes of this definition, "Acquisition" of the power or properties and assets stated in the preceding sentence means the earlier of (a) the actual possession thereof and (b) the consummation of any transaction or series of related transactions which, with the passage of time, will give such Person or Persons that actual possession thereof. As used herein, "Person" shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

    6.  Late Payment Charge; No Waiver.  MAKER ACKNOWLEDGES THAT LATE PAYMENT TO PAYEE OF ANY SUMS DUE HEREUNDER WILL CAUSE PAYEE TO INCUR COSTS NOT CONTEMPLATED HEREUNDER, THE EXACT AMOUNT OF WHICH WILL BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO ASCERTAIN. SUCH COSTS INCLUDE, BUT ARE NOT LIMITED TO, PROCESSING AND ACCOUNTING CHARGES. ACCORDINGLY, IF ANY INSTALLMENT IS NOT RECEIVED BY PAYEE WHEN DUE, OR IF ANY REMAINING PRINCIPAL AND ACCRUED BUT UNPAID INTEREST OWING UNDER THIS NOTE IS NOT PAID IN FULL ON THE MATURITY DATE, MAKER SHALL THEN PAY TO PAYEE AN ADDITIONAL SUM OF FIVE PERCENT (5%) OF THE OVERDUE AMOUNT AS A LATE CHARGE. THE PARTIES HEREBY AGREE THAT LATE CHARGE REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE COSTS PAYEE WILL INCUR BY REASON OF LATE PAYMENT. THIS PROVISION SHALL NOT, HOWEVER, BE CONSTRUED AS

EXTENDING THE TIME FOR PAYMENT OF ANY AMOUNT HEREUNDER, AND ACCEPTANCE OF SUCH LATE CHARGE BY PAYEE SHALL IN NO EVENT CONSTITUTE A WAIVER OF MAKER'S DEFAULT WITH RESPECT TO SUCH OVERDUE AMOUNT NOR PREVENT PAYEE FROM EXERCISING ANY OF ITS OTHER RIGHTS AND REMEDIES WITH RESPECT TO SUCH DEFAULT.

    INITIAL:
                                 Maker

    7.  Default.  The occurrence of any of the following shall constitute an event of default ("Event of Default") under this Note:

      (a) failure to make any payment of principal, interest, or any other sums due hereunder within five (5) business days of the date due;

      (b) the occurrence of any breach or default of any other obligation of Maker, monetary or otherwise, hereunder, which breach or default (except as provided below) shall continue for more than ten (10) calendar days after Maker has received written notice thereof from Payee;

      (c) notwithstanding anything to the contrary contained in this Section 7, immediately upon the breach or default of any provision of Section 4 hereof; or

      (d) a breach or default under the Security Documents.

    8.  Acceleration Rights; Remedies.  Upon the occurrence of an Event of Default or Change of Control hereunder, Payee may, in its sole discretion, declare the entire balance of principal and interest hereon immediately due and payable, together with all applicable charges and payments due hereunder, costs of collection, including reasonable attorneys' fees and all other costs and expenses incurred, and shall have any and all remedies available under the Security Documents, at law or in equity.

    9.  Attorneys' Fees and Costs.  In the event it becomes necessary for Payee to utilize legal counsel for the enforcement of this Note or any of its terms, if Payee is successful in such enforcement by legal proceedings or otherwise, Payee shall be reimbursed immediately by Maker for all reasonable attorneys' fees and other costs and expenses.

    10.  Waivers.  Maker of this Note hereby waives diligence, demand, presentment for payment, exhibit of this Note, notice of non-payment or dishonor, protest and notice of protest, notice of demand, notice of election of any right of holder hereof, any and all exemption rights against this indebtedness, and expressly agrees that, at Payee's election, the time for performance of any obligation under this note may be extended from time to time, without notice and that no such extension, renewal, or partial release shall release Maker from its obligation of payment of this Note or any installment hereof, and consents to offset of any sums owed to Maker by the holder hereof at any time.

    11.  Assignment/Transfer by Payee.  Payee, in Payee's sole and absolute discretion, and without notice to Maker, shall have the absolute right to sell, assign, gift, transfer, convey, encumber or otherwise dispose of all or a portion of the holder's rights in this Note or any other agreement related thereto. Maker may not assign, gift, transfer, convey, encumber or otherwise dispose of all or a portion of its rights, nor delegate its duties or obligations under this Note or any other agreement related thereto.

    12.  Governing Law.  This Note shall in all respects be interpreted, enforced, and governed by and under the internal law of the State of California without resort to choice of law principles.

    13.  Severability.  Every provision hereof is intended to be several. If any provision of this Note is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions hereof, which shall remain binding and enforceable.

    14.  Compliance With Usury Laws.  It is the intention of the parties hereto to conform strictly to applicable usury laws regarding the use, forbearance or detention of the indebtedness evidenced by this Note, whether such laws are not or hereafter in effect, including the laws of the Untied States of America or any other jurisdiction whose laws are applicable, and including subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Note (the "Applicable Usury Laws"); provided, however, if such laws shall hereafter permit higher rates of interest, then the Applicable Usury Laws shall be the laws allowing the higher rate of interest. Accordingly, the following shall apply:

      (a) If any acceleration of the Maturity Date of this Note or any payment by maker or any other person or entity results in the amount of interest contracted for, charged, taken, reserved, received by or paid by Maker or such other person or entity on the principal amount outstanding, from time to time, on the Note being deemed to have been in excess of the Maximum Amount (as hereinafter defined) or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, notwithstanding anything to the contrary in this Note, it is agreed as follows: (i) the provisions of this Section 14 shall govern and control; (ii) the aggregate of all interest under Applicable Usury Laws that is contracted for, charged, taken, reserved or received under this Note, or under any of the other aforesaid agreements or instruments or otherwise shall under no circumstances exceed the Maximum Amount, and any excess shall either be refunded to Maker or applied in reduction of principal, if permitted by California law, in the sole discretion of Payee; (iii) neither Maker nor any other person or entity shall be obligated to apply the amount of such interest to the extent it is in excess of the Maximum Amount; (iv) any interest contracted for, charge, reserved, taken or received in excess of the Maximum Amount shall be deemed an accidental or bona fide error and canceled automatically to the extent of such excess; and (v) the effective rate of interest on the Loan shall be ipso facto reduced to the Highest Lawful Rate (as hereinafter defined), and the provision of this Note shall be deemed reformed, without the necessity of the execution of any new document, so as to comply with all Applicable Usury Laws. All sums paid, or agreed to be paid, to Payee for the use, forbearance, or the detention of the indebtedness of Maker to payee evidenced by this Note shall, to the fullest extent permitted by the Applicable Usury Laws, be amortized, pro-rated, allocated and spread throughout the full term of the indebtedness evidenced by this Note so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. As used herein, the term "Maximum Amount" means the maximum non-usurious amount of interest which may be lawfully contracted for, charged, reserved, taken or received by Payee in connection with the indebtedness evidenced by this Note under all applicable Usury Laws.

      (b) If at any time interest on the Loan, together with any fees and additional amounts payable hereunder or under any other agreements or instruments that are deemed to constitute interest under Applicable Usury Laws (the "Additional Interest"), exceeds the Highest Lawful Rate, then the amount of interest to accrue pursuant to this Note shall be limited, notwithstanding anything to the contrary in this Note, or any other agreement or instrument, to the amount of interest that would accrue at the Highest Lawful Rate; provided, however, that to the fullest extent permitted by Applicable Usury Laws, any subsequent reductions in the interest rate shall not reduce the interest to accrue pursuant to this Note below the Highest Lawful Rate until the aggregate amount of interest actually accrued pursuant to this Note, together with all Additional Interest, equals the amount of Interest which would have accrued if the Highest Lawful Rate had at all times been in effect and such Additional Interest, if any, had been paid in full.

    For purposes of this Note, the term "Highest Lawful Rate' means the maximum rate of interest and other charges (if any such maximum exists) for the forbearance of the payment of monies, if any that may be charged, contracted for, reserved, taken or received under all Applicable Usury Laws on the principal balance of this Note from time to time outstanding.

    15.  Notices.  Any notice or other communication required or permitted to be given under this Note shall be in writing and sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to Maker:	LTC Healthcare, Inc.
300 Esplanade Drive, Suite 1865
Oxnard, California 93030
Attention: Mr. Chris Ishikawa
with a copy to:	LTC Healthcare, Inc.
300 Esplanade Drive, Suite 1865
Oxnard, California 93030
Attention: Legal Department
If to Payee:	LTC Properties, Inc.
300 Esplanade Drive, Suite 1860
Oxnard, California 93030
Attention: Ms. Wendy Simpson
with a copy to:	LTC Properties, Inc..
300 Esplanade Drive, Suite 1860
Oxnard, California 93030
Attention: Legal Department

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid. If personally delivered, such notices or other communications shall be deemed delivered upon delivery. If sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, such notices or other communications shall be deemed delivered upon delivery or refusal to accept delivery as indicated on the return receipt.

    IN WITNESS WHEREOF, the Maker has caused this Note to be executed as of the date first above written.

MAKER:
LTC HEALTHCARE, INC., a Nevada corporation
By:
Name:

Its:

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  EXHIBIT 10.3
SECOND AMENDED AND RESTATED PROMISSORY NOTE